Exhibit 10.2

AGREEMENT FOR THE BINDING EXERCISE OF THE POSITION OF MEMBER OF

THE BOARD OF DIRECTORS AND NON COMPETE

This instrument is entered into by and between:

(a) WHIRLPOOL S.A., a company with principal place of business at Rua Olympia Semeraro 675, Administrative Building I, Jardim Santa Emília, São Paulo, SP, enrolled with the National Corporate Taxpayers Register—CNPJ/ME under No. 59.105.999/0001-86, with its articles of incorporation duly filed with the JUCESP under NIRE 35.300.035.011, hereinafter referred to as the “Company”; and

(b) Mr. João Carlos Costa Brega, a Brazilian citizen, business administrator, bearer of identity card (RG), enrolled with the CPF, with business address in the City of São Paulo, Estado de São Paulo, at Rua Olympia Semeraro, 675, 1st floor, suite 6, Administrative Building 1, District of Jardim Santa Emília, Postal Code 04183-090, hereinafter referred to as the “Director”;

The COMPANY and the Director are each individually referred to as a “Party” and jointly as the “Parties”.

WHEREAS, the Director was elected Chairman of the Company’s Board of Directors, its last election being for the 2021-2024 term, as per the Annual Shareholders’ Meeting dated April 28, 2021;

WHEREAS, when assuming the activities inherent to the position of director, the Director submits to the provisions of Law 6.404/1976, as amended from time to time (the “Corporation Law”), and other applicable regulations, the Bylaws of the Company, the guidelines contained in any and all internal policies and rules of the Company and the resolutions of the Shareholders’ Meetings and meetings of the Board of Directors of the Company;

WHEREAS, as of March 31, 2023, the Director will no longer have an employment relationship with the Company and will remain solely with the corporate relationship of Director of the Company, the Parties have resolved to enter into this Agreement for the Binding Exercise of the Position of Member of the Board of Directors (the “Agreement”), which shall be governed by the following clauses and conditions:

1. Purpose and Duties

1.1. The purpose of this Agreement is to regulate the provision of services by the Director to the Company for a term of office of one (1) year (i.e. until March 31, 2024) and provide for non-compete obligations undertaken by him.

1.2. The exercise of the position of Director was approved at the annual shareholders’ meeting of the Company, in compliance with the provisions set forth in the Company’s Bylaws.

1.3. The Director shall perform his duties, as established in the Company’s Bylaws, dedicating himself to the Board of Directors and engaging all his attention, experience and skills to promoting the interest of the Company, guiding the executive board of the Company in making operational decisions for the day-to-day business (the “Activities”).

1.4. The Director shall act solely as a member of the Company’s Board of Directors, shall not belong to the Executive Board and shall not provide any accommodation or suretyship in the name or on behalf of the Company.

2. Term

2.1. This Agreement will be valid for 01 (one) year, starting on April 1, 2023 and ending on March 31, 2024.

3. Director Fees and Compensation

3.1. For the performance of the role described in this Agreement, the Director shall be entitled to an annual gross amount equivalent to R$923,077 (nine hundred twenty-three thousand, seventy seven reais), by way of directors’ fees, to be paid in two semi-annual installments, the first becoming due on September 30, 2023 and the second on March 31, 2024; provided that any and all applicable legal charges shall be deducted from this amount.

3.2. By the remaining obligations herein assumed, especially the one under Section 8, the Director shall be entitled to an annual gross amount equivalent to R$2,769,231 (two million, seven hundred sixty-nine thousand, two hundred thirty-one reais) to be paid in two semi-annual installments, the first becoming due on September 30, 2023 and the second on March 31, 2024.

4. Obligations due to the Director’s Functions

4.1. The duties of the Director, in addition to any and all provisions in this regard set forth in the internal policies and rules of the Company, are:

a) To act as a Director of the Board of Directors of the Company;

b) To exercise the powers set forth in the Bylaws;

d) To dedicate his time and efforts to the progress of the Company;

e) To act in accordance with the interests of the Company by avoiding situations or activities that create a conflict with the Company or that may conflict in any way with his duties and obligations set forth in this Agreement;

f) To hold meetings and cast his votes in accordance with the Bylaws;

g) To keep the confidentiality of Confidential Information (as defined in Section 7);

h) To review any information made available for the performance of the duties indicated in this Section;

i) To provide services inherent to the position of Director, both in the location where this Agreement is entered into and in any other municipality or location within the Brazilian territory in which the Company does business;

j) To travel as necessary for the full and faithful performance of his duties and role as Director; and

k) compensate the Company for all damages caused to the latter as a result of any willful misconduct or negligence.

l) observe his fiduciary duties provided for under applicable corporate law and regulations, including but not limited to duties not to compete or act against the interest of the Company.

4.2. Additional attributions of the Director, as Chairman of the Board of Directors, are the activities listed in Article 10 of the Bylaws.

4.3. Pursuant to this Agreement and item “h” of article 10 of the Company’s Bylaws, the Director will act directly, for the term of this Agreement, in coordinating the transition process to a new composition of the Board of Directors, in view of the scheduled end of the Director’s cycle as a member of the management of any of the companies in the Company’s group.

5. Obligations of the Company

5.1. The duties of the Company, in addition to any and all provisions in this regard set forth in the internal policies and rules of the Company, are:

a) To take out professional liability (D&O) insurance for the Director compatible with the obligations performed;

b) To provide him with the necessary information for the proper performance of his duties; and

c) To pay, as consideration for the services provided, the amount set forth in Section 3 of this Agreement.

6. Continued Board Member Status

6.1. The Director shall not, during the term of this Agreement, (i) establish any relationship with the Company except for the performance of Director duties and potentially holding an equity interest, (ii) become the controlling shareholder, spouse or relative within the second degree of the controlling shareholder, (iii) become a direct or indirect supplier or purchaser of services and/or products of the Company to an extent that jeopardizes his independence, (iv) become an employee or manager of a company or entity that is offering or demanding services and/or products to or from the Company to an extent that jeopardizes his independence, (v) become the spouse of any manager of the Company, and (vi) begin to receive any other compensation from the Company in addition to that related to the position of director (except that cash proceeds arising from his equity interest are excluded from this restriction).

7. Confidentiality

7.1. Due to the activities performed for the Company, the Director may have access to secret and confidential information of the Company and of its respective shareholders, as well as of present or past clients of its shareholders and of the Company (“Clients”), which information, if unduly disclosed and/or used, will bring irreparable damage to the Company, to its shareholders and/or to Clients.

7.2. For the purposes of this Agreement, confidential information is understood as all information concerning the Company and its respective shareholders, as well as its Clients, which has been obtained and/or brought to the attention of the Director as a result of the exercise of his position, including, without limitation, (a) any and all techniques used in conducting the business of the Company, (b) reports, inventions, projects, industrial secrets, secret formulas, new products, know-how discoveries, methods and processes, whether or not patented by the Company or by any of its Clients, (c) Clients and Client lists, (d) all works, methods, processes, technologies and market secrets, commercial and administrative practices, corporate plans, finance, new business opportunities, accounting methods, managerial methods, price and cost structure, advertising and marketing techniques, personal or personnel information not accessible to the public, in particular to the knowledge of companies that compete with the Company, their respective shareholders and/or its Clients, (e) any information, material or document that the Company or its respective shareholders, as well as Clients, identify or treat as confidential or with respect to which they owe a confidentiality obligation to third parties, whether or not they are recorded in documentary form or in a magnetic medium (“Confidential Information”).

7.3. The Director acknowledges that the strategies, files, records, documents, technical information, equipment, services, processes, procedures, and any other information referring to both the Company and to its Clients and business partners shall be treated as confidential, and shall also be deemed trade secrets, which determine their value and which are used as an advantage over its competitors.

7.4. The Director acknowledges that it is extremely important that Confidential Information be protected against unauthorized disclosure or reproduction so that the Company can maintain a competitive position in the market

7.5. Throughout the Restriction Period, as defined in Section 7.6 below, the Director shall be required to:

a) Not disclose to any individual or legal entity, without having been expressly authorized by the Company, any Confidential Information to which he had access due to the activities carried out during his tenure as Director, even if no express confidentiality agreement has been entered into between the Company and the Client;

b) Immediately destroy after use all copies or reproductions made of any material or document containing Confidential Information as necessary for the development of his activities as Director of the Company; and

c) Not use Confidential Information for his own benefit or for the benefit of any individual or legal entity other than the Company or, in any event, for purposes not authorized by the Company.

7.6. The obligations of the Director set forth in this Section shall remain valid and binding throughout the term of this Agreement and for up to five (5) years after the resignation or removal of the Director (the “Restriction Period”).

7.7. Unless otherwise expressly authorized, the Director shall consider that all information received from Clients, from the Company and/or from any other sources must be used solely in the service for which such information was received and may only be disclosed to third parties that are also involved in the development of the business of the Company, which shall be required to submit to confidentiality obligations substantially in the same terms as those of this Agreement and which have a need to know such information for the performance of their activities.

7.8. The Director hereby agrees to protect all materials, documents and all Confidential Information to which he has access in the performance of his work by ensuring that they remain in a safe and isolated place within the premises of the Company and that shall never be made available to unauthorized persons.

7.9. Information available to the general public or which becomes general knowledge in the market shall not be deemed confidential, as long as it does not become known through violation of the confidentiality obligation or any other act on the part of the Director.

7.10. This Section 7 shall survive termination or expiration of this Agreement.

8. Non-Competition and Non-Solicitation

8.1. Without prejudice to the obligation provided under Section 7 above, the Director undertakes NOT to, directly or indirectly, in Brazil or in each country outside of Brazil where the Company (or any affiliate, subsidiary or controlling shareholder, all of them referred to as “WHIRLPOOL”) has concrete plans to or did actually conduct business or market its products or services during the last two years preceeding the date of execution of this Agreement, without prior authorization from WHIRLPOOL, during a period of twelve (12) months beginning on April, 01, 2023:

a) Engage in any activity, on any account, with or without consideration, including employment or merely statutory relationship, which 1) creates or may create a conflict with the interests and activities of WHIRLPOOL relating to the products, strategies, and/or services developed, under development, or in the process of being purchased, marketed, or sold by WHIRLPOOL, including, without limitation, the manufacture, distribution, sale, dealership, import, export, and provision of services relating to products manufactured, distributed, sold, imported, or exported by WHIRLPOOL, or 2) might cause Director to access, use or disclose Confidential Information as defined in this agreement;

b) Provide consultancy to, become a manager, representative, or agent of, or cooperate with or work in any capacity for companies that exploit the abovementioned activities;

c) Participate in, join, or establish by himself or through a family member or third parties, including in a subtle or indirect manner, any business directly or indirectly related to the abovementioned activities;

d) Become a member, shareholder, sole proprietor, or partner of any legal entity or enterprise that has the abovementioned activities as its purpose;

e) solicit, persuade, employ, retain, or contract any person, directly or indirectly, to leave his position at WHIRLPOOL in order to become an employee or service provider of any individual or legal entity connected to the Director;

f) Persuade or encourage any individual or legal entity to engage in any of the abovementioned activities or to reduce or modify the business relationships that such persons have or intend to have with WHIRLPOOL;

g) Take any action that has the same purposes or produces the same results as those prohibited in the preceding clauses.

8.2. For the avoidance of doubt, the restrictions above apply to any and all current and potential competitors of WHIRLPOOL.

8.3. In the event of any doubt as to the interpretation and scope of the restrictions set forth in this Section 8, before assuming the commitment or legal transaction that has given rise to such doubt, the Director agrees to consult the Legal Department and/or Human Resources of WHIRLPOOL, in writing, providing it with the necessary details, so that such doubt can be clarified, also in writing.

8.4. The obligations provided under this Section 8 and under Section 3 (concerning payments related to the non-compete provided herein) shall survive the early termination of this Agreement, regardless if such termination was initiated by the Director or by the Company.

8.4 The Director represents and accepts that the clauses and restrictions negotiated under this Agreement are fair and reasonable, as well as necessary to protect the business and interests of WHIRLPOOL. The Company will be irreparably harmed if Director breaches Sections 7 and/or 8 this Agreement. Accordingly, Director agrees that any breach of Sections 7 and 8 would require Director to return to the Company, as a non-compensatory penalty, 50% of any consideration identified in Section 3.2 paid until the date of the breach. Director further represents and agrees that violation of any obligation set forth in this Agreement would be a material breach; that such breach would be an action against the interest of the Company, and that even money damages alone will not provide an adequate or complete remedy so, in addition to its other rights, the Company is also entitled to remedies of specific performance, injunctive relief (temporary, preliminary, and permanent) and any other legal or equitable relief allowed by law to protect it from an actual or threatened breach of this Agreement. The repayment of the non-compensatory penalty referred to in this section shall not affect the validity of enforceability of the obligations set out under this agreement, which remain in full force and effect.

8.5. Without prejudice to other legal remedies available to WHIRLPOOL, the Director agrees that the provisions and obligations provided under this Agreement are subject to specific performance as provided under Article 118 of Corporations’ Law, and Articles 497 and 815 of the Code of Civil and that occasional damages will not be a sufficient measure to redress or cure a breach of such obligations, consenting hereby that WHIRLPOOL could seek and obtain equitable relief and injunctions in connection with the obligations set out under this Section 8.

9. Data Protection

9.1. The Parties agree to fully comply with the requirements of this Section, of Law No. 13.709/18 (the General Personal Data Protection Law, or “LGPD”) and other applicable data protection regulations and rules.

9.2. Each Party shall be individually responsible for complying with its obligations arising from the applicable data protection laws, from any regulations subsequently issued by the relevant regulator and from any other laws and regulations applicable to Personal Data processing.

9.3. Each Party shall ensure that any Personal Data it provides to the other Party has been collected in accordance with applicable law. The Parties shall take the necessary steps, including providing adequate information to data subjects and ensuring the existence of a legal basis, so that the other Party has the right to receive such Personal Data for the purposes set forth in this Agreement.

9.4. The Party receiving Personal Data provided by the other Party shall process such Personal Data only to the extent necessary to achieve the purpose for which such Personal Data was provided and to perform the obligations set forth in this Agreement.

9.5. Each Party shall immediately give written notice to the other Party of any illegal or abusive processing that may involve Personal Data, informing the nature of the personal data affected and the related risks, as well as the security measures for data protection and mitigation of losses. In this case, the Parties shall fully cooperate and provide mutual assistance to minimize potential negative effects on data subjects and align their defense strategy, as well as any communication with data subjects, third parties and relevant authorities.

9.6. In compliance with the LGPD, the Director acknowledges that the Company may process his Personal Data in connection with the relationship established through this Agreement. Such processing shall only be carried out when necessary for the performance of this Agreement or of preliminary procedures relating hereto.

9.7. The Director acknowledges that his Personal Data may be used for legal purposes and that, for this purpose, they may be shared or transferred between companies belonging to the same business group as the Company in order to allow data management and compliance with legal obligations.

10. Events of Termination

10.1. The rendering of services provided under Section 1 can be terminated in the following events:

a) By any of the Parties, in which case the terminating Party shall give written notice to the other Party thirty (30) days in advance;

b) By the Director, if the Company, after being duly given notice, remains in unjustified default of the payment set forth in Section 3 for more than thirty (30) days; or

c) By the Company, in case the Director fails to comply with any of his contractual obligations after being given notice of the fact and fails to fully cure his default within ten (10) days from the date of receipt of such notice.

10.2. It is hereby established that, upon termination of this Agreement for whatever reason, the Director will only be entitled to the director fees set at the amount of R$923,077 (nine hundred twenty-three thousand, seventy seven reais) calculated proportionally to the period effectively worked (observing the notice period under Section 10.1(a) above), remaining applicable the payment dates provided under Section 3.1.

10.3. For the obligations provided herein being intuitu personae, in the event of Director’s death, any right to any compensation for services not yet provided shall cease effective immediately.

10.4. The remaining obligations under this Agreement shall remain in full force and effect.

11. General

11.1. No impediment. The Director acknowledges that he is eligible for the position of Director of the Company, not having any impediment preventing him from holding such position. The Director acknowledges and states that he is not a member, shareholder, employee, officer, consultant, autonomous worker, collaborator, agent, partner, representative, service provider and/or labor provider for any activity relating to or competing with the exploitation of the activities of the Company.

11.2. No Employment Relationship. The performance of the activities of director of the Company does not qualify, under the terms of the laws in force, as an employment relationship between the Parties, and, therefore, the Director hereby agrees that he shall not be entitled to any labor right during the term of this Agreement and for as long as he remains performing his duties as Director of the Company.

11.3. Publicly-Held Company. The Director acknowledges that he is taking a position on the board of directors of a publicly-held company registered with the Brazilian Securities Commission (the “CVM”) which securities listed on B3 S.A. – Brasil, Bolsa, Balcão (“B3”); accordingly, he agrees to sign all documents and instruments and comply with the applicable rules in the best interest of the Company and of its shareholders.

11.4. Anticorruption. The Director represents that he has not offered/is not offering, has not promised/is not promising, has not paid/is not paying, has not given/is not giving and has not authorized/is not authorizing anything of value, directly or indirectly, to or for the benefit of any Authority or any person holding negotiations with the Company in order to obtain or retain a business or advantage and/or in order to improperly induce someone to perform activities that violate, even potentially, any anticorruption law or any of the conducts set forth in article 5 of Law 12.846/2013.

a) The Director further represents that he is in compliance with all anticorruption laws, rules and standards applicable to the matter.

b) The Director represents that, in the last five (5) years, he has not been the subject of any investigation relating to non-compliance with any anticorruption laws and that his activities would not reasonably give rise to any type of investigation of this nature.

c) For the purposes of this Agreement, “Anticorruption Law” means (i) the US Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010 and (iii) Law 12.846/2013 (the “Anticorruption Law”) and any State or Municipal Decrees or Laws that regulate matters relating to anticorruption.

d) For the purposes of this Agreement, “Authority” means any authority servant, employee, agent or representative of, or any other person, acting officially or on behalf of, any (i) government, including any related entity, (ii) political party, party official or political candidate or (iii) public international organization.

e) The Director agrees not to offer, promise, pay, give or authorize anything of value, directly or indirectly, to or for the benefit of any Authority or any person holding negotiations with the Company in order to obtain or retain a business or advantage and/or in order to improperly induce someone to perform activities that violate, even potentially, any anticorruption law or any of the conducts set forth in article 5 of Law No. 12.846/13. The Director further agrees to comply with all anticorruption laws, rules and standards applicable to the matter.

11.5. Notices. All notices, consents, requests and other communications set forth in this Agreement shall only be deemed valid and effective if they are in written form and are sent by mail with return receipt or acknowledgement of receipt, fax or email with proof of receipt, to be sent to the Parties at the following addresses:

a) If to the Company:

Att. Mr. Adolpho Neto

Address: same as in the preamble

Email:

b) If to the Director:

Address: same as in the preamble

Email:

11.6. Any change of recipient, address or any of the numbers indicated above shall be promptly communicated to the other Party as established herein; if said communication is not given, any notice or communication delivered to the recipients or at the addresses indicated above shall be deemed regularly made and received.

11.7. Waiver; Amendment. No delay on the part of the Director or of the Company in exercising any right, power or privilege hereunder shall imply a waiver thereof, and no waiver by the Director or the Company of any right, power or privilege hereunder or partial exercise part of any right, power or privilege hereunder shall prevent any further exercise thereof or the exercise of any other right, power or privilege hereunder. This Agreement shall not be modified or amended except in a written instrument executed by all the Parties hereto.

11.8. Severability. If any provision of this Agreement is held null and void, voidable, invalid or ineffective, no other provision of this Agreement shall be affected as a consequence thereof, and, therefore, the remaining provisions of this Agreement shall remain in full force and effect as if such null and void, annullable, invalid or ineffective provision was not contained herein.

11.9. Binding Effect. This Agreement is executed on an irrevocable and irreversible basis, constituting a legal, valid and binding obligation and being binding and effective for the benefit of the Parties hereto and of their respective successors and permitted assignees.

11.10. Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties hereto regarding the subject matter hereof and specifically supersedes any prior understanding of the Parties regarding the subject matter hereof.

11.11. Specific Performance. This Agreement is subject to specific performance as established in the Brazilian Code of Civil Procedure.

11.12. Applicable Law and Dispute Resolution. The PARTIES agree that this Agreement will be governed by and construed in accordance with the laws of the Federative Republic of Brazil, and that any and all disputes and/or claims arising out of or relating to this agreement and/or the employment, offices and their termination, shall be resolved by the competent courts in the City of São Paulo, State of São Paulo.

11.13. Signatures. The Parties agree to sign this Agreement through digital or electronic signature platforms and expressly accept such means as valid, true and effective, in accordance with the laws in force on the matter. Therefore, the mandatory use of signatures of the Parties and/or witnesses is hereby waived through certificates issued by ICP-Brasil, and the Parties agree that any suitable means of digital certification of the authorship and integrity hereof, including, without limitation, the DocuSign Certification platform or the like, shall be valid with proof of their signatures.

a) The Parties represent and warrant, as of the date hereof, that (i) the signature of this Agreement, once performed by electronic signature, shall be carried out by those who have full powers and capacity to do so, (ii) the electronic signature, once affixed to this instrument, shall represent the full understanding between the Parties as to its content and shall not be contested by the Parties, except in case of proven error or fraud, (iii) the signatories are solely responsible for the secrecy and use of the information necessary to obtain the electronic signature and for any damage or loss resulting from any misuse thereof, and (iv) they adopt security measures on their computers that prevent unauthorized access to the electronic signature mechanisms set forth in this section.

b) This agreement contains all the negotiations and understanding between the Parties in relation to disclosed confidential information and shall supersede any prior understandings, commitments or arrangements relating thereto, whether written or oral.

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In witness whereof, the parties have executed this instrument, in two (2) identical counterparts, all of which taken together shall constitute one and the same instrument, in the presence of the witnesses below.

/s/ Andrea Clemente
WHIRLPOOL S.A.

/s/ João Carlos Costa Brega March 24, 2023
João Carlos Costa Brega

Witnesses:

/s/ Cristina Maria Pereira Orefice
Name: Cristina Maria Pereira Orefice

/s/ Andrea Santos Del Giudice
Name: Andrea Santos Del Giudice